Exhibit 10.47

November 18, 2014
Personal & Confidential
Ms. Patricia Perez-Ayala
Senior Vice President, Chief Marketing Officer &
Global Brand & Category President
Avon Products, Inc.
777 Third Avenue
New York, NY 10017

VIA HAND DELIVERY

Re:    Transition Agreement and Release of Claims
Dear Patricia:
In connection with your separation of employment with Avon Products, Inc. (“Avon”), Avon and you have mutually agreed to a transition arrangement, including the provision of mutual assistance during the transition period, pursuant to this Transition Agreement and General Release of Claims (this “Agreement”). In consideration of this Agreement, and subject to your compliance with the terms hereof, Avon is offering you individual separation benefits in lieu of benefits under the Avon Products, Inc. Severance Pay Plan (the “Plan”). This Agreement supersedes your offer letter with Avon dated October 19, 2012 (the “Offer Letter”), except as set forth in Paragraph 14 below.
Basic Separation Benefits: As long as you work through your Separation Date (defined below in numbered Paragraph 1), you are eligible under Avon’s separation policy for a separation payment representing two weeks of your base salary, less deductions (the “Basic Separation” or “Basic Separation Benefits”).
Program Benefits: As an alternative to the Basic Separation Benefits, you may elect to receive a collection of benefits consisting of payment to you of an amount greater than the Basic Separation Benefits amount plus certain other benefits as described below. For clarity, this collection of separation benefits will be called benefits under the “Program” or “Program Benefits.” The Program Benefits are payable instead of the Basic Separation Benefits. The Program Benefits are being offered to you in consideration of this Agreement.
To be eligible for Program Benefits, as detailed below, you must: (1) work through your Separation Date, unless you are terminated by Avon without Cause (as defined in Paragraph 1 below); (2) sign this Agreement; (3) allow this Agreement to become effective

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Ms. Patricia Perez-Ayala

and irrevocable (by not revoking it within seven days of your signature under (2) above); and (4) if you signed this Agreement before your Separation Date, you must sign another general release of claims (the “Second General Release”) and let both this Agreement and the Second General Release become effective and irrevocable (by not revoking them within seven days of your signature). A copy of the Second General Release is included with the Agreement. See the Paragraph below entitled Permissible Time to Sign Agreement and Possible Second General Release regarding the timing requirements for deciding whether to execute these documents and the accompanying instructions in the Second General Release.
Until this Agreement and, if applicable, the Second General Release becomes effective, you are not eligible for and do not have a binding right to separation benefits beyond the Basic Separation Benefits (two weeks of base salary, less deductions). If you elect not to sign the Agreement, you are entitled to retain the Basic Separation Benefits (two weeks of base salary, less deductions). The below Paragraphs describe the treatment of your benefits after your Separation Date (defined in Paragraph 1), including the enhanced separation benefits available to you if you elect Avon’s Program Benefits. Please note, however, that the actual written plan documents for the relevant benefit plans set forth the terms and conditions of such benefits and control in the event of any differences or conflicts set forth herein.

1.	Last Day of Active Employment
Your last day of active employment with Avon will be January 2, 2015 (the “Separation Date”). In order to receive either the Basic Separation or Program Benefits, you cannot voluntarily resign your employment prior to the Separation Date, and you may not be terminated for Cause by Avon or die or become disabled prior to the Separation Date. As used in this Agreement, the term “Cause” shall have the same meaning as set forth in Avon’s 2013 Stock Incentive Plan.
Regardless of whether you are employed through your Separation Date or whether you elect Avon’s Program Benefits, you will receive a separate payment representing all of your accrued but unused vacation benefits, as well as other paid time off benefits, consistent with applicable law.

2.	Salary Continuation
Provided that you do not voluntarily resign your employment prior to the Separation Date, and you are not terminated for Cause by Avon or die or become disabled prior to the Separation Date, you will be eligible for either Basic Separation or Program Benefits.

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Ms. Patricia Perez-Ayala

Basic Separation Benefits. If you do not elect Avon’s Program Benefits, you are eligible for an automatic two-week separation period (two weeks of your base salary), less applicable deductions, paid in accordance with the next-scheduled payroll cycle.
Program Benefits: If you elect to accept the Program Benefits, you will receive total salary continuation equal to 52 weeks based upon your current annual salary of $695,000. Avon payroll will calculate the total amount of salary continuation payable, in accordance with Avon’s normal payroll practices. The period from January 3, 2015 through January 2, 2016 will be referred to as the “Salary Continuation Period.”
Because you are one of the top 50 highest paid employees at Avon (a “key employee”), under Internal Revenue Code Section 409A (“Section 409A”), the section which governs nonqualified deferred compensation (including separation agreements), certain limitations may apply on how the separation payments will be made to you if the total severance payments exceed $520,000. Since your total severance payments will exceed $520,000, you will receive your severance in two tranches:

(a)
The first tranche (“Tranche A”) will be equal to $520,000, payable over 52 weeks (12 months) in equal, bi-weekly installments (less applicable deductions), beginning on or about January 3, 2015 and continuing through the last paycheck on or before January 2, 2016. You will note that this will be less than your current bi-weekly paycheck.

(b)
The second tranche (“Tranche B”) will be equal to $175,000, payable from July 3, 2015 through the last paycheck on or before January 2, 2016, in equal, bi-weekly installments (less applicable deductions).

Where both tranches are being paid at the same time, there will be one check paid to you by Avon. You will note that this combined amount will be more than your current bi-weekly paycheck.
For the avoidance of doubt, payments under Tranche A are intended to be exempt from the requirements of Section 409A. Payments under Tranche B are intended to either be exempt from the requirements of Section 409A or satisfy any applicable requirements of Section 409A for payments of nonqualified deferred compensation to key employees.

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Ms. Patricia Perez-Ayala

The Program Benefits are payable instead of the Basic Separation, Benefits under the Plan, and any benefits under the Offer Letter (except as set forth in Paragraph 14 below).
During the Salary Continuation Period, as explained below, you will be permitted to continue to participate in certain of Avon’s benefit plans in accordance with the provisions of the relevant plan documents, including any amendments to those plans that may be enacted from time to time, and any applicable elections that you may have on file with Avon. You will not, however, accrue any vacation days or be eligible for any other benefits provided to active employees during the Salary Continuation Period, other than those expressly provided for herein and/or as otherwise required by law.

3.	Retirement Plans
Avon Products, Inc. Personal Retirement Account Plan (“PRA”)
Program Benefits: If you elect Avon’s Program Benefits, during the Salary Continuation Period, you will continue to be credited with service under the PRA in accordance with the terms of the PRA, including any amendments to the PRA that may be enacted from time to time. This means that as a participant under the Cash Balance benefit formula, you will continue to accrue vesting service during the Salary Continuation Period. In the month following the end of the Salary Continuation Period, you first may take a distribution from the PRA in the form you then elect.
Basic Separation: If you do not elect Avon’s Program Benefits, your PRA benefit will be calculated with the service you have earned through your Separation Date only. In the month following the Separation Date, you may first take your PRA benefit in the form you then elect.
Benefit Restoration Plan of Avon Products, Inc.
Program Benefits: If you elect Avon’s Program Benefits, your benefit under the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”), if payable, will be paid in accordance with the terms of the Restoration Plan in the form that you have already elected, or in the default form of payment under the Restoration Plan. Your Restoration Plan benefit normally would be paid to you in February 2015. However, certain restrictions on payments apply because you are a “key employee” under Section 409A. Therefore, you will not be paid your Restoration Plan benefit until August 2015.

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Ms. Patricia Perez-Ayala

Basic Separation: If you do not elect Avon’s Program Benefits, your Restoration Plan benefit will be calculated based upon your service through the Separation Date only and, if payable, will be paid in accordance with the term of the Restoration Plan in the form that you have already elected, or in the default form of payment under the Restoration Plan.

4.
Avon Personal Savings Account Plan: With respect to the Avon Personal Savings Account Plan (the “PSA”), also known as the 401(k) Plan, you are considered a terminated employee on your Separation Date. If you elect Avon’s Program Benefits, you will not be entitled to participate in the PSA during the Salary Continuation Period. Whether or not you elect Avon’s Program Benefits, upon your Separation Date, you may take a distribution of your benefits immediately. You may roll over the contents of your PSA account into an Individual Retirement Account or other tax-deferred savings account in accordance with applicable tax rules. Please consult with your accountant or tax advisor before doing so. Any outstanding loans you may have are payable within three months after your Separation Date.

5.	Cash Incentive Awards
As a reminder, all cash incentive awards are subject to Avon’s recoupment policy.
Annual EIP: You are currently a participant in the Avon Products, Inc. Executive Incentive Plan (the “Annual EIP”) for 2014. Payments, if any, of the Annual EIP award are governed by the terms of the Annual EIP which are triggered by the attainment of both Company performance measures and individual performance goals, as determined in accordance with Company policies. Participants in the Annual EIP who receive a Performance Management Process (“PMP”) rating of “five” (“5”) will not receive any payments under the Annual EIP. PMP ratings are generally determined at the end of the calendar quarter and communicated to the Annual EIP participants during the end of the first quarter of the subsequent calendar year. Please see the summary of the Annual EIP for details about payments following a termination of employment. Payment, if any, of the 2014 Annual EIP award, will be made in 2015 at the same time actual Annual EIP participants receive their payments. Even if you elect Avon’s Program Benefits, you are not entitled to a 2015 or 2016 Annual EIP.

6.
Deferred Compensation Plan: Regardless of whether or not you elect Avon’s Program Benefits, under the Avon Products, Inc. Deferred Compensation Plan (the “DCP”), distributions will begin in accordance with the terms of such plan and any elections you may have made under such plan, including any amendments to such plan that may be enacted from time to time. If you elect

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Avon’s Program Benefits, during the Salary Continuation Period, you are not eligible to defer any monies into the DCP. Your DCP form and timing of payment elections are available online at http://www2.mullintbg.com.

7.	Equity Arrangements
Please see your individual award agreements, the plan brochures, and the applicable plan documents for additional details. As a reminder, equity arrangements are subject both to Avon’s recoupment policy and include clawback and forfeiture provisions within the individual grants.
Regardless of whether or not you elect Avon’s Program Benefits, each restricted stock unit (“RSU”) grant will vest and settle (be paid to you) in accordance with the terms and conditions of the applicable RSU agreement and the applicable stock incentive plan(s).
Regardless of whether or not you elect Avon’s Program Benefits, each performance-restricted stock unit (“PRSU”) grant will vest and settle (be paid to you) in accordance with the terms and conditions of the applicable PRSU agreement and the applicable stock incentive plan(s).

8.	Health and Welfare Plans
Program Benefits: If you elect Avon’s Program Benefits, during your Salary Continuation Period, and provided that you are a participant as of your Separation Date with Avon in the applicable plan, you will continue to be eligible to participate in the following benefit plans: Medical, Dental, Vision, Health Savings Account, Employee Assistance Program, Group Life Insurance, Supplemental Life Insurance, Group Accidental Death and Dismemberment (“AD&D”) and Supplemental AD&D. For those plans requiring premium payments, you will be required to pay the same portion of the total premium as an active associate pays. If you elect to continue Medical, Dental and/or Vision coverage, your benefit coverage level will be provided at the benefit coverage level that you previously selected, subject to Avon’s right to amend, modify, or terminate such arrangements at any time. But note, however, because you are considered one of the top 25% highest paid associates at Avon per IRS regulations (if you earn approximately $92,000 or more), you will be paying your entire premiums on an after-tax basis and your Form W-2s will include imputed income equal to value of the subsidized premiums being provided by Avon, as required by the Internal Revenue Code. Because of this required tax treatment, the cost to you of continuing coverage may be substantially

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higher than while you were actively employed. You may wish to consult a tax advisor to see how this change may impact you.
Also, in the event that, during the Salary Continuation Period, you should become employed by another employer and are provided with medical and/or dental insurance coverage, you may either drop your Avon coverage or continue your coverage under both plans. Under the second alternative, your coverage will be coordinated between the two plans, with your new employer’s plan serving as the primary payer. Employment with another company, however, may not cause any change in your entitlement to salary continuation and continued life insurance coverage. In the event that your health insurance coverage ceases during the Salary Continuation Period due to a “qualifying event,” or due to the expiration of the Salary Continuation Period, you will then be entitled to elect continued coverage under COBRA at your own expense, assuming you satisfy the requirements of COBRA.
In addition, pursuant to Section 409A, the following rules apply to your continued receipt of the above welfare benefits to the extent those benefits are not exempt from the requirements of Section 409A: (x) to the extent that any such benefit is provided via reimbursement to you, no such reimbursement will be made by Avon later than the end of the year following the year in which the underlying expense is incurred; (y) any such benefit provided by Avon in any year will not be affected by the amount of any such benefit provided by Avon in any other year; and (z) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit.
Basic Separation: If you do not elect Avon’s Program Benefits, your participation in the Medical, Dental, Vision, Health Savings Account, Employee Assistance Program, Group Life Insurance, Supplemental Life Insurance, Group AD&D and Supplemental AD&D will either end on your Separation Date or no later than the end of the month which includes your Separation Date. You are entitled to elect continued medical and/or dental coverage, as applicable, under COBRA at your own expense, assuming you satisfy the requirements of COBRA.
Other Welfare Benefits
Regardless of whether or not you elect Avon’s Program Benefits, your participation in the Short-Term and Long-Term Disability plans, the Flexible Spending Accounts, and the Transit Incentive Plan will cease following your Separation Date (except that you may continue to participate for the remainder of the calendar year in the Health Care Flexible Spending Account in accordance with the federal law known as COBRA, assuming you satisfy the requirements of

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COBRA and assuming that you elect COBRA). You will receive separate paperwork required to elect COBRA continuation coverage for the Health Care Flexible Spending Account.
If you participate in the Transit Incentive Program, you will have 90 days after your Separation Date to spend the remaining pre-tax and after-tax funds on your WageWorks Transit Commuter Card.  After the 90-day period has expired, the post-tax contributions will be returned to you. Pre-tax contributions, per regulations, will be forfeited.  For more information please contact WageWorks at 877-924-3967.
Also, when your group life insurance coverage terminates (either immediately, or if you elect Avon’s Program Benefits, at the end of the Salary Continuation Period, if any), you may be entitled to convert the group coverage to individual life insurance coverage. Please contact MetLife before your group life insurance coverage terminates for details.

9.	Perquisites
Executive Health Exam
Program Benefits: If you elect Avon’s Program Benefits and if you have not already received your annual Executive Health Exam by your Separation Date, you may still receive the exam up to three months following your Separation Date, but no later than April 1, 2015. Note, however, that in the case of reimbursements under this Program, you may not be reimbursed for an exam after your Separation Date earlier than July 3, 2015.
Basic Separation: If you do not accept Avon’s Program Benefits, your eligibility for an Executive Health Exam will end on your Separation Date.
Transportation Allowance
Program Benefits: If you elect Avon’s Program Benefits, you will be entitled to receive a transportation allowance for the three-month period following your last day of active employment. Normally this will paid in the same manner as it is paid as when you were an active employee. However, because you are a key employee under Section 409A, you will be paid this benefit in a lump sum payment no earlier than the end of the calendar quarter which is at least six months after your last day of active employment (September 30, 2015).

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Basic Separation: If you do not elect Avon’s Program Benefits, your eligibility for a Transportation Allowance will end on your Separation Date.
Your continued receipt of the above perquisite(s) is subject to the following rules: (x) to the extent that any such perquisite is provided via reimbursement to you, no such reimbursement will be made by Avon later than the end of the year following the year in which the underlying expense is incurred; (y) any such perquisite provided by Avon in any year will not be affected by the amount of any such perquisite provided by Avon in any other year; and (z) under no circumstances will you be permitted to liquidate or exchange any such perquisite for cash or any other benefit.

10.	Your Obligations to Avon
Program Benefits: Except as otherwise provided in this Agreement, in consideration of your election of the Avon Program Benefits, you further agree to the following:

(a)
Confidentiality: You agree to keep and hold all in strict trust all Confidential Information that you obtained or generated during or as a result of your employment at Avon. You promise not to knowingly use, disclose, copy, distribute or reverse-engineer, directly or through persons interposed, without Avon’s prior written consent (which may only be provided by a Senior Vice President or higher officer), as and from this date, and at any time, Avon’s Confidential Information. For this purpose, “Confidential Information” means any secret, confidential, and/or proprietary information or knowledge relating to Avon or related to any of Avon’s affiliated companies, and/or their respective businesses, agents, employees, customers and independent sales representatives, that is not generally known to the public, and that Avon has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Such Confidential Information includes, but is not limited to, financial information and projections, marketing information and plans, product formulations, samples, processes, production methods, intellectual property and trade secrets, data, know-how, sales, market development programs and plans, and other types of information not generally known to the public, including non-public unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. Notwithstanding your confidentiality obligations, you are permitted to disclose Confidential Information that is required to be

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disclosed by you pursuant to judicial order or other legal mandate, provided that you have given Avon prompt notice of the disclosure requirement, and that you fully cooperate with any efforts by Avon to obtain and comply with any protective order imposed on such disclosure. By signing this Agreement and the Second General Release, you are agreeing that you will not use Avon’s Confidential Information.

(b)
Use of Confidential Information: You agree that you will not use Avon’s Confidential Information in connection with any publicity, advertising, endorsement or other promotion. You further agree not to use Avon’s trademarks, logos, service marks or other intellectual property in any form of advertising, publicity or release without Avon’s prior written approval. You understand that nothing in this Agreement shall be construed to prevent lawful communications regarding working conditions, or other terms and conditions of employment protected under Section 7 of the National Labor Relations Act.

(c)
Non-solicitation: You will not, without Avon’s prior written consent (which may only be provided by a Senior Vice President or higher officer), during the Salary Continuation Period, directly or indirectly hire, solicit, or aid in the solicitation of, any employee of Avon or an affiliated company, including any solicitation or recruitment of such employee to take him or her away from or to leave his or her Avon employment to work for any other employer or other entity.

(d)
Non-competition: Notwithstanding anything else in this Agreement, you will not, during the Salary Continuation Period, without Avon’s prior written consent (which may only be provided by a Senior Vice President or higher officer), accept employment with, or act as a consultant or independent contractor to, any company engaged in the direct selling business or the beauty business within or without the United States including, but not limited to, the following: Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int’l/Belcorp Corp., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Shaklee Corp., The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), VirginVie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc.,

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Yanbal Int’l (Yanbal, Unique), or any of their affiliates. Note that certain limitations on this section may be applicable under local law.

(e)
By signing this Agreement and, if applicable, the Second General Release, you are agreeing that you may be reasonably requested from time to time by Avon: (x) to advise and consult on matters within or related to your expertise and knowledge in connection with the business of Avon; (y) to make yourself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon; and (z) to assist with pending and future litigation, investigations, arbitrations, and/or other dispute resolution matters. Avon will provide you with at least one (1) day of advance notice of any need for such services by phone, and at least one (1) week of advance notice of any need for such services in person, and will use its best efforts to schedule any such services based on mutual convenience and subject to your reasonable availability. If you provide such consultation during the Salary Continuation Period, Avon will only reimburse you for reasonable related out-of-pocket expenses. If you provide such consultation after the Salary Continuation Period ends, you shall be paid at your current salary rate, and in accordance with applicable law, for time expended by you at Avon’s request on such matters, and shall also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. You understand that, with respect to any consultation services provided by you under this paragraph, you will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon, unless such employee benefit plan otherwise expressly and specifically provides for such credit.

(f)
By signing this Agreement and, if applicable, the Second General Release, you acknowledge that you understand that violations of any of the preceding covenants are material and that any violations may result in a forfeiture, at Avon’s sole discretion, of your benefits and payments under this Agreement in excess of the Basic Separation (including salary continuation, whether or not already paid), but do not relieve you of your continuing obligations under this Agreement. You agree that Avon’s remedies at law for any breach by you of the preceding covenants will be inadequate and that Avon will also have the right to obtain immediate injunctive relief so as to prevent any continued breach of any of these covenants, in addition to any other available legal remedies. It is understood that any remedy available at law or in equity shall be available to Avon should the preceding covenants be breached. Notwithstanding

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the foregoing, if the act or acts constituting violations of any of the preceding covenants are susceptible of cure, as determined by Avon in its sole discretion, Avon will provide you with written notice setting forth the act or acts constituting violations of any of the preceding covenants and providing that you may cure such acts within ten (10) calendar days of receipt of that notice.

(g)
By signing this Agreement and the Second General Release, if applicable, to the fullest extent allowed by law, you agree not to commence, join, participate in, or assist any lawsuit, action, investigation or proceeding arising from or relating to any act or omission by any of the “Avon Released Parties” (as that term is defined in Paragraph 19) unless you are compelled by law to do so and you also agree not to recover or seek to recover any damages, backpay or other monetary relief as part of any action or class action brought by any other individual, the EEOC, or any other civil rights or governmental agency.

(h)
By signing this Agreement and the Second General Release, if applicable, you agree, at any time in the future, not to apply for or seek reinstatement or new employment with Avon or any of its related entities, successors, affiliates or its or their parents or subsidiaries. Any such application for employment may be rejected without explanation or liability pursuant to this paragraph.

(i)
By signing this Agreement and the Second General Release, if applicable, you represent that you are not aware of any facts that would give rise to a claim against Avon or any of its related entities or affiliates.

11.	E-Mail and Voicemail: You acknowledge and understand that your access to Avon’s e-mail and voicemail, as well as other communication systems, will be discontinued as of your Separation Date.

12.
Return of Avon Property: On or before your Separation Date, you agree to promptly deliver to Avon, and not keep in your possession, duplicate, or deliver to any other person or entity, any and all property (whether in hard copy, physical form, electronic form) which belongs to Avon or any of its affiliated companies, including, without limitation, automobiles, computer hardware and software, cell phones, Blackberrys, iPhones, iPads, Androids, other electronic equipment, keys, credit cards, identification cards, records, records files, data, and other documents and information, including any and all copies of the foregoing.

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13.
Employment Inquiries; Public Announcement: You understand and agree that, in the event Avon receives any inquiries from your prospective employers, it shall be the policy of Avon to respond by advising that Avon’s policy is to provide information only as to service dates and positions held. Avon’s public announcement of your separation of employment shall be consistent with the statement set forth in Annex A attached hereto; subject to compliance with rules of regulatory agencies.

14.
Entire Agreement and Amendments to Agreement: You acknowledge that the only consideration for your execution and non-revocation of this Agreement (which includes a general release of claims) and, if applicable, your execution and non-revocation of the Second General Release are the benefits which are expressly stated in this document. All other promises or agreements of any kind that have been made by or between the parties or by any other person or entity whatsoever that are related to the subject matter of this Agreement are superseded by this Agreement, except that any non-compete waiver or side letter provided by Avon shall continue to apply in accordance with its terms, and any plans (such as the PRA), equity award agreements, or policies that are referenced in this Agreement as continuing to be applicable are not superseded. In addition, any compensation recoupment provisions, practices or policies, will continue to apply, as applicable. The Offer Letter is superseded by this Agreement except with respect to the relocation benefit described therein. You agree that this Agreement and, if applicable, the Second General Release, may not be changed orally, by email, or by any other form of electronic communication, but only by a written agreement, signed by both parties.

15.
Severability: You agree that the provisions of this Agreement and, if applicable, the Second General Release are severable. If a provision or any part of a provision is held to be invalid under any law or ruling, all of the remaining provisions of this Agreement and, if applicable, the Second General Release will remain in full force and effect and be enforceable to the extent allowed by law. If any restriction contained in this Agreement or, if applicable, the Second General Release is held to be excessively broad as to duration, activity, or scope, then you agree that restriction may be construed, “blue-penciled” or judicially modified so as to be limited or reduced to the extent required to be enforceable under applicable law.

16.
Voluntary Participation in the Program: You are not required to elect Avon’s Program Benefits. Any election to do so by you is completely voluntary. By signing this Agreement and, if applicable, the Second General Release, you warrant and represent that you have read this entire Agreement and, if applicable, the Second General Release, that you have had an opportunity to consult fully

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with an attorney, and that you fully understand the meaning and intent of this Agreement and, if applicable, the Second General Release. Further, you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that as a result of executing this Agreement and, if applicable, the Second General Release, you will not have the right to assert that Avon or any other Avon Released Party (as defined both in the Agreement in Paragraph 19 below and, if applicable, in the Second General Release) unlawfully terminated your employment or violated any of your rights in connection with your employment.

17.
Governing Law: You agree that this Agreement (which includes a general release of claims) and, if applicable, the Second General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and federal law where applicable. Any action at law or in equity for the enforcement of this Agreement, and, if applicable the Second General Release, by either party, shall be instituted only in state or federal court located within the City of New York, in the State of New York except that, to the extent that Avon is seeking equitable relief to enforce your obligations under this Agreement, Avon may, instead of relying on this jurisdiction provision, seek such relief as provided in the Paragraph above entitled Your Obligations to Avon in any jurisdiction.

18.
Election Not to Participate in Avon’s Program Benefits: Should you elect not to elect not to participate in Avon’s Program Benefits, you will be provided only with the Basic Separation (two weeks base salary, less applicable withholdings) and continued coverage under certain Avon benefit plans during that period (or, for some plans, until the last day of the month in which such payments end, in accordance with the terms of such plans (which control in the event of any discrepancy herein)). Following this two-week salary continuation period, you will be notified by a separate letter of your right to elect continued health insurance coverage, at your own expense, under COBRA.

19.	General Release
In consideration of the separation benefits herein (i.e., the acceptance of the Program Benefits) and the other terms and conditions of this Agreement, you agree, on behalf of yourself and your heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by this Agreement) Avon and its affiliated companies and each of their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, shareholders,

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and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, losses, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Claims”), that you and your heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation:

•	All Claims arising from your employment relationship with Avon and the termination of such relationship;

•	All Claims arising under any federal, state, or local constitution, statute, rule, or regulation, or principle of contract law or common law;

•	All Claims for breach of contract, wrongful discharge, tort, breach of common-law duty, or breach of fiduciary duty;

•	All Claims for violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation, as applicable:

◦	The Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.;

◦	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.;

◦	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”);

◦	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.;

◦	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.;

◦	The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq. (the “FMLA”);

◦	The Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq.;

November 18, 2014
Ms. Patricia Perez-Ayala

◦	The National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.;

◦
The New York Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; and the New York State Worker Adjustment and Retraining Notification Act, as amended, N.Y. Labor Law §§ 860 et seq.;

◦	Any other state’s and local government’s human rights laws, anti-discrimination laws, and “plant closing”/mini-WARN Act laws;

◦	“Whistleblower” laws and laws protecting “whistleblowers” from retaliation; and

◦	Any other federal, state, or local statute, rule, or regulation;
provided, that you do not release or discharge the Avon Released Parties: (a) from any Claims arising under this Agreement or Claims arising after the date on which you execute this Agreement (except, where applicable, you later execute and do not revoke the Second General Release); (b) from any Claims for a breach by Avon of its obligations under this Agreement; or (c) from any Claims that by law cannot be released or waived. It is understood that the release herein does not (x) release your rights in and to any equity, including without limitation, any restricted stock units, (y) release the Avon employee benefit plans from any claims for vested benefits that you have under the terms of any of Avon’s employee benefit plans applicable to you or (z) release your continuing rights to indemnification to the fullest extent provided for in any contract, corporate document, statute or otherwise, or any Director & Officer or other insurance plans or policies applicable to you. It is further understood that nothing in this General Release of Claims shall preclude or prevent you from challenging the validity of this General Release of Claims solely with respect to any waiver of any Claims arising under the ADEA.
Nothing in this Agreement is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied.
You represent and warrant that you have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to your employment and the cessation thereof. Except as otherwise provided in this Agreement, you agree

November 18, 2014
Ms. Patricia Perez-Ayala

that, if you or any other person or entity files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, you will not seek or accept any monetary, equitable, or other relief in such action, complaint, charge, claim, or proceeding (including without limitation, relief that would provide you with reinstatement to employment with Avon) and that you will take all available steps/procedures to withdraw and/or dismiss the complaint, charge, claim or proceeding.
If you are employed in, or, formerly employed in the State of California, you additionally acknowledge that you are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the general release which if known by him must have materially affected his settlement with the debtor.”
If you are employed in, or, formerly employed in the State of California, by signing this Agreement, you hereby waive and relinquish all rights and benefits which you may have under Section 1542 of the California Civil Code and under the law of any other state or jurisdiction to the same or similar effect. You represent and warrant that you have the authority to enter into this general release on your behalf individually and to bind all persons and entities claiming through you.
You acknowledge that Avon has advised you to consult with legal counsel prior to signing this Agreement and, if applicable, prior to signing the Second General Release. You represent and warrant that you fully understand the terms of this Agreement, and, if applicable, the Second General Release, and you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that, as a result of signing this Agreement and, if applicable, the Second General Release, you will not have the right to assert that Avon or any other Avon Released Party unlawfully terminated your employment or violated any of your rights in connection with your employment.

20.	Additional Representations

(a)
You acknowledge that you have been paid in full (or will be paid in full pursuant to the Company’s normal payroll practice policy) for all hours that you have worked for Avon, that you have properly reported all hours

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Ms. Patricia Perez-Ayala

worked, and that other than what is provided for in this Agreement (and under the terms and conditions of the employee benefits plans and equity agreements and plans referenced herein), you have no other rights to any other compensation or benefits.

(b)
You further acknowledge that you have not been denied any leave requested under the Family and Medical Leave Act (“FMLA”) or applicable state leave laws and that, to the extent applicable, you have been returned to your job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(c)	You acknowledge, understand and agree you have reported to Avon any work related injury or illness that occurred up to and including the Separation Date.

21.
Compliance with Laws/Tax Treatment: Avon will comply with all payroll/tax withholding requirements and will include in income these benefits as required by law. Avon cannot guarantee the tax treatment of any of these benefits and makes no representation regarding the tax treatment.

22.
Internal Revenue Code Section 409A: The parties hereto have a made a good faith effort to comply with current guidance under Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, including, without limitation, that references to “termination of employment” and like terms, with respect to payments and benefits that are provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, will be interpreted to mean “separation from service” (as defined in Section 409A). In the event that amendments to this Agreement are necessary in order to comply with Section 409A or to minimize or eliminate any income inclusion and penalties under Section 409A (e.g., under any document or operational correction program), Avon and you agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed. To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and you are a “specified employee” (as defined in Section 409A and determined pursuant to procedures adopted by Avon from time to time) on your separation

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Ms. Patricia Perez-Ayala

from service date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit will not be made or provided to you before the day after the date that is six (6) months following your separation from service. Notwithstanding the foregoing, Avon makes no representation to you about the effect of Section 409A on the provisions of this Agreement and Avon shall have no liability to you in the event that you become subject to taxation under Section 409A (other than any tax reporting and/or withholding obligations that Avon may have under applicable law).

23.
Advice of Counsel: You acknowledge that you have been and are hereby advised by Avon to consult with an attorney about this Agreement and its General Release of Claims prior to signing (at your own expense) and you represent that you did so to the extent that you deemed appropriate.

24.
Challenge to the Validity of the Agreement and Communication with Government Agency: Nothing in this Agreement: (y) limits or affects your right to challenge the validity of the Release of Claims under the ADEA or the Older Workers Benefit Protection Act; or (z) precludes you from filing an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. However, you promise and agree never to seek or accept any damages, and hereby waive any right to recovery of any such damages, remedies or other relief for you personally with respect to any claim released by Paragraph 19. You also promise and agree not to voluntarily offer to be a witness and/or voluntarily provide evidence in support of any lawsuit brought by a third party (excluding governmental agencies) against Avon or the Avon Released Parties (as defined in the General Release above).

25.
Permissible Time to Sign Agreement and Possible Second General Release. If you do not sign this Agreement and return it to Avon within 21 days after the date on which you receive this Agreement and, if applicable, if you do not sign the Second General Release and return it within the time specified, then the offer of Program Benefits described herein will expire and you will not be entitled to any benefits under the Program beyond the Basic Separation. As long as you sign and return this Agreement within this time period, you will have seven (7) days immediately after the date of your signature to revoke your decision by delivering, within the seven (7) day period, written notice of revocation to the Senior Vice President, Human Resources. If you do not revoke your decision during that seven-day period, then this Agreement will become effective on the eighth day. Note that similar consideration and revocation rules apply to the Second General Release (except that the consideration period begins on the Separation Date and the revocation period begins on the date you sign the Second General Release). If you timely sign and return this Agreement and, if applicable,

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Ms. Patricia Perez-Ayala

the Second General Release and do not revoke the Agreement, and, if applicable, the Second General Release, each will become effective, respectively, on the day following the expiration of their respective seven-day revocation periods.
You understand that the present offer of the Program is made without prejudice and is conditional upon its unqualified acceptance and compliance with the execution and delivery requirements described above for this Agreement, and, if applicable, for the Second General Release. Note that the Agreement includes an agreement regarding your ongoing obligation to protect and preserve the confidentiality of the Confidential Information obtained or accessed while you were in the employ of Avon.
Your signature below signifies your voluntary acceptance of the terms of this Agreement, its confidentiality clauses and your election to receive benefits under the Program, which benefits you acknowledge are in excess of those provided under Avon’s regular severance pay policies.
A duplicate copy of this Agreement and the Second General Release is attached for your files. Please sign and date both copies of this Agreement, in the spaces provided, returning one copy to Avon and retaining the other copy for your records. If you elect not to participate in the Program, please notify Avon, in writing, as soon as practicable of your decision. Your failure to timely return the executed Agreement, and if applicable, the Second General Release, will be treated as your failure to elect Avon’s Program Benefits.

November 18, 2014
Ms. Patricia Perez-Ayala

We thank you for your contributions to Avon, and wish you success with your future career.
Sincerely,
AVON PRODUCTS, INC.

By: /s/ Susan Ormiston
Name: Susan Ormiston
Title: SVP, CHRO

You have carefully reviewed, understood and agree with the terms and conditions specified in this Agreement above. You have signed to indicate your acceptance thereof.

Date: 11/18/2014	By: /s/ Patricia Perez-Ayala
Patricia Perez-Ayala

November 18, 2014
Ms. Patricia Perez-Ayala

ANNEX A
Public Statement by Avon
On November 18, 2014, the Company announced that Patricia Perez-Ayala, Senior Vice President, Chief Marketing Officer and Global Brand and Category President, will be leaving the Company, effective January 2, 2015. [In connection with her departure, the Company and Ms. Perez-Ayala entered into a transition agreement which provides Ms. Perez-Ayala with salary continuation of one year together with other separation benefits in accordance with terms of the Company’s benefit programs and as previously disclosed.]